MEMBERS Life Insurance Company
2000 Heritage Way
Waverly, Iowa 50677

April 6, 2016

MEMBERS Life Insurance Company
2000 Heritage Way
Waverly, Iowa 50677

Re:	MEMBERS Life Insurance Company
MEMBERS Horizon Variable Separate Account
Pre-Effective Amendment No. 2
File Nos. 333-207276/811-23092

Commissioners:

With reference to the above-mentioned pre-effective amendment to the registration statement on Form N-4 (the “Amendment”) to be filed by MEMBERS Life Insurance Company (the “Company”) and MEMBERS Horizon Variable Separate Account (the “Account”) with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, flexible premium deferred variable and index linked annuity contracts (the “Contracts”), I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

1.
The Company is a corporation duly organized and validly existing as a stock life insurance company under the laws of the State of Iowa and is duly authorized by the Insurance Division of the Department of Commerce of the State of Iowa to issue the Contracts.

2.	The Account is a duly authorized and existing separate account established pursuant to the provisions of Section 508A.1 of the Iowa Code (2016).

3.	The Contracts, when issued as contemplated by the Form N-4 registration statement, will constitute legal, validly issued and binding obligations of the Company.

I hereby consent to the filing of this opinion as an exhibit to the Form N-4 registration statement for the Contracts and the Account. If you have any questions or comments regarding the Amendment, please call the undersigned at (608) 665-7416.

Very truly yours,

/s/Ross D. Hansen

Ross D. Hansen

Associate General Counsel